Exhibit 99.1

Vigil Neuroscience Appoints Samantha Budd Haeberlein, Ph.D. to Board of Directors

WATERTOWN, Mass., May 9, 2023 — Vigil Neuroscience, Inc. (Nasdaq: VIGL), a clinical-stage biotechnology company committed to harnessing the power of microglia for the treatment of neurodegenerative diseases, today announced it appointed Samantha Budd Haeberlein, Ph.D. to its Board of Directors.

“We are pleased to welcome Samantha Budd Haeberlein to our Board of Directors. Samantha is a distinguished leader in the pharmaceutical industry and brings extensive translational medicine, clinical development and global regulatory experience in the CNS space, including rare and common neurological disorders,” said Ivana Magovčević-Liebisch Ph.D., J.D., President and Chief Executive Officer of Vigil. “Samantha’s insights and guidance will be particularly valuable as we continue to advance the clinical development of VGL101 in ALSP and prepare to move our small molecule TREM2 agonist for the treatment of Alzheimer’s disease into the clinic this year.”

“I am thrilled to join the Vigil team at an exciting time in their growth and evolution, and I look forward to partnering with the leadership team and rest of the board to support their development of treatments for both rare and common neurodegenerative diseases through restoring the vigilance of microglia,” said Dr. Budd Haeberlein.

Dr. Budd Haeberlein brings more than 20 years of biopharmaceutical industry experience across research, translational medicine, and clinical development with a focus on CNS indications. She most recently served as Senior Vice President and Head of Neurodegeneration Development at Biogen, where she was responsible for the late-stage development of the company’s Alzheimer’s, dementia and movement disorder programs. Prior to that, Dr. Budd Haeberlein held roles of increasing responsibility across Research and Development in the US, Canada, and Sweden with AstraZeneca. Dr. Budd Haeberlein has led clinical programs through early and late clinical stages, across multiple modalities and indications, and in doing so, has shown her passion for advancing research on biomarkers, patient selection, diagnostics, and ultimately therapeutics for progressive neurological disorders. Dr. Budd Haeberlein held a leadership role in the development of ADUHELM® and LEQEMBI™. For her leadership, she has been awarded the 2017 Fierce Women in Biotech Award, and in 2019 an honorary Doctorate from the University of Dundee.

Prior to joining the biopharmaceutical industry, she was an instructor at Harvard Medical School and did research at The Burnham Institute. Dr. Budd Haeberlein holds a Ph.D. and B.Sc. in Biochemistry from the University of Dundee. She is a board member of The Boston Home, a national model for the care of adults with advanced progressive neurological disorders.

About Vigil Neuroscience

Vigil Neuroscience is a clinical-stage biotechnology company focused on developing treatments for both rare and common neurodegenerative diseases by restoring the vigilance of microglia, the sentinel immune cells of the brain. We are utilizing the tools of modern neuroscience drug development across multiple therapeutic modalities in our efforts to develop precision-based therapies to improve the lives of patients and their families. VGL101, our lead candidate, is a fully human monoclonal antibody agonist targeting human triggering receptor expressed on myeloid cells 2 (TREM2) and is in a Phase 2 proof-of-concept trial in patients with adult-onset leukoencephalopathy with axonal spheroids and pigmented glia (ALSP), a rare and fatal neurodegenerative disease. We are also conducting IND-enabling studies with a novel small molecule TREM2 agonist program to treat common neurodegenerative diseases associated with microglial dysfunction, with an initial focus on Alzheimer’s disease (AD) in genetically defined subpopulations.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” that are made pursuant to the safe harbor provisions of the federal securities laws, including, without limitation, express or implied statements regarding Vigil’s strategy, business plans and focus; the progress and timing of the preclinical and clinical development of Vigil’s programs and other pipeline candidates; and the anticipated contribution of the members of our board of directors, specifically Dr. Budd Haeberlein, and our executives to our operations and progress.

Any forward-looking statements are based on Vigil’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to uncertainties inherent in the identification and development of product candidates, including the conduct of research activities and the initiation and completion of preclinical studies and clinical trials; uncertainties as to the availability and timing of results and data from preclinical and clinical studies; the timing of the Company’s ability to submit and obtain regulatory clearance for investigational new drug applications and initiate additional clinical trials; whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials; the Company’s ability to initiate and complete its current and expected clinical trials and its ability to work with the FDA to successfully remove the partial clinical hold; whether Vigil’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; uncertainties associated with the impact of the COVID-19 pandemic on its business and operations; as well as the risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission (SEC), including Vigil’s Annual Report on Form 10-K for the year ended December 31, 2022 and in any subsequent filings it may make with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Vigil undertakes no duty to update such information except as required under applicable law. Readers should not rely upon the information on this page as current or accurate after its publication date.

Investor Contact:

Stern Investor Relations

SternIR-Vigil@sternir.com

Media Contact:

Megan McGrath

MacDougall Advisors

mmcgrath@macdougall.bio

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